UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  May 29, 2012

BLUE CALYPSO, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-143570	20-8610073
(Commission File Number)	(IRS Employer Identification No.)

19111 North Dallas Parkway, Suite 200
Dallas, TX	75287
(Address of Principal Executive Offices)	(Zip Code)

(972) 695-4776

(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry Into a Material Definitive Agreement.

The information provided in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 3.02                                             Unregistered Sales of Equity Securities.

The information provided in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2012, Blue Calypso, Inc. (the “Company”) received the resignations of Paul Jarvie, James Rose, Richard Fennessy and Andrew Kerner (the “Outgoing Directors”) from their positions as Directors of the Company. Each of the Outgoing Director’s resignations is effective as of May 31, 2012. There were no disagreements between the Company and any of the Outgoing Directors on any matter relating to our operations, policies or practices which led to their resignations.

Effective May 31, 2012, Ian Wolfman and Charles Thomas (the “Incumbent Directors”) were appointed as Directors of the Company. There were no arrangements or understandings between the Incumbent Directors and the Company pursuant to which they were elected as directors. In connection with their appointments to the Board of Directors, each of the Incumbent Directors was granted options to purchase 375,000 shares of the Company’s common stock at an exercise price equal to $0.454 per share for a term of 10 years vesting pro-rata quarterly over two years.

On June 1, 2012, Bill Ogle was appointed as Chairman, Chief Executive Officer and as a Director of the Company effective as of June 11, 2012 (the “Effective Date”). There were no arrangements or understandings between Mr. Ogle and the Company pursuant to which he was appointed as a director. Mr. Ogle, age 44, previously served as Chief Marketing Officer at Motorola Mobility, an S&P 500 company that was recently acquired by Google. Mr. Ogle joined Motorola Mobility in 2009. Prior to that, he served as Chief Marketing Officer for Samsung Telecommunications America. Earlier in his career, he was Chief Marketing Officer at Pizza Hut and held brand management positions at Proctor & Gamble and Sara Lee Corp.

On June 1, 2012, the Company entered into an employment letter agreement which will be effective as of June 11, 2012 (the “Agreement”) with Mr. Ogle. The Agreement does not have a specified term, and Mr. Ogle’s employment with the Company will be on an at-will basis.

The Agreement provides that Mr. Ogle will be entitled to an annual base salary of $400,000. Mr. Ogle is also eligible for annual incentive-based compensation with a target value of 100% of his base salary with an upper limit of 200%, to be determined and administered by the Board of Directors. Such incentive-based compensation may be paid in the form of shares of common stock of the Company or cash. Mr. Ogle will also receive a restricted stock award equal to 7% of the total issued and outstanding shares of the Company calculated as of the Effective Date. The restricted stock award will vest: (i) one-third on the one year anniversary of the grant date, and (ii) the remaining two-thirds will vest pro rata in eight equal quarterly installments. Mr. Ogle may also be offered additional annual equity awards of up to 200% of his base salary subject to mutually agreeable and reasonable targets beginning in 2013. In addition, on the Effective Date, the Company will grant to Mr. Ogle options to purchase 3% of the issued and outstanding shares of common stock of the Company on a fully-diluted basis (the “Options”). The Options will be exercisable at an exercise price equal to $0.10 per share for a term of 10 years. Mr. Ogle will also be eligible to participate in the Company’s comprehensive medical and dental program. In the event that the Company terminates Mr. Ogle’s employment without cause or Mr. Ogle terminates his employment for good reason, the Company will pay him his base salary for a period of 12 months from the date of separation (the “Severance Period”) and he will be eligible to receive any incentive compensation subject to the applicable targets being achieved. During the Severance Period, the Company will pay the premiums for health insurance coverage substantially similar to the benefits provided to Mr. Ogle and his dependents as of the date of termination.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

In connection with Mr. Ogle’s appointment as Chairman and Chief Executive Officer, Andrew Levi will resign his positions as Chairman and Chief Executive Officer effective June 11, 2012 and will be appointed as Chief Technology Officer of the Company. He will also continue to serve as a Director of the Company.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                           Letter Agreement dated June 1, 2012, between Blue Calypso, Inc. and Bill Ogle effective as of June 11, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE CALYPSO, INC.

Date: June 4, 2012	By:	/s/ Andrew Levi
Andrew Levi
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement dated June 1, 2012, between Blue Calypso, Inc. and Bill Ogle effective as of June 11, 2012